[FILED 9-5-2001]

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             ONLINE PROCESSING, INC.


         Pursuant to the provisions under the General Corporation Law of the State of Nevada, Online Processing, Inc. hereby adopts the following amended and restated Articles of Incorporation:


ARTICLE I
The name of this corporation is Online Processing, Inc.

ARTICLE II
The following amended and restated Articles of Incorporation were adopted by unanimous consent of the two shareholders of the corporation on August 29, 2001:


                                   ARTICLE ONE
The name of this corporation is Online Processing, Inc.

                                   ARTICLE TWO
The period of the corporation's duration is perpetual.

                                  ARTICLE THREE
The purpose or purposes for which the corporation os organized are to engage in and transact any or all lawful business for which corporations may be incorporated under the General Corporation Law of the State of Nevada.

                                  ARTICLE FOUR
The amount of the total authorized capital stock of this corporation is Twenty Five Million (25,000,000) shares with a par value of $0.001 each, amounting to Twenty Five Thousand Dollars ($25,000.00).

Such stock may be issued from time to time without action by the stockholders for such consideration as may be determined, from time to time, by the Board of Directors and such shares so issued shall be deemed fully paid stock, and the holders of such stock shall not be liable for any further payments thereon.


                                  ARTICLE FIVE
The corporation will not commence business until it has received for the issuance of its shares, consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

                                   ARTICLE SIX
Directors shall be elected by majority vote. Cumulative voting shall not be permitted.

Amended and Restated Articles of Incorporation
Online Processing, Inc.
                                   Page 1 of 3

                                  ARTICLE SEVEN
The name and address of the registered agent and office of the corporation in Nevada is: Laughlin & Associates, Inc., 2533 N. Carson Street, Carson City, Nevada 89706.

                                  ARTICLE EIGHT
The Bylaws of the corporation shall fix the number of directors. The name and address of the person who will serve as director until the next annual meeting of the shareholders, or until after their successors are elected and qualified is:

                                 Jeanne Zachary
                        750 Interstate 30 East, Suite 170
                              Rockwall, Texas 75087

                                  ARTICLE NINE
The name and address of the incorporator is:

                                 Jeanne Zachary
                        750 Interstate 30 East, Suite 170
                              Rockwall, Texas 75087

                                   ARTICLE TEN
No holder of any stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the corporation authorized by these Articles or of any additional stock of any class to be issued by reason of any increase of the authorized stock of the corporation, or of any bonds, certificates of indebtedness, debentures, warrants, options, or other securities convertible into any class of stock of the corporation, but any stock authorized by these Articles or any such additional authorized stock or securities convertible into any stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations, or associations for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion determine without offering any thereof on the same terms or on any terms to the shareholders then of record or to any class of shareholders, provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of these Articles.

                                 ARTICLE ELEVEN
Upon the election of the Board of Directors, the stock of the corporation may be issued in accordance with section 1244 of the united states Internal Revenue Code of 1986, as amended.

                                 ARTICLE TWELVE
The initial Bylaws shall be adopted by the Board of Directors. The Board of Directors may amend or repeal the Bylaws or adopt new Bylaws, unless: (1) these Articles of Incorporation or the General Corporation Law of the State of Nevada reserves the power exclusively to the shareholders in whole or in part; or (2) the shareholders in amending, repealing, or adopting a particular bylaw expressly provide that the Board of Directors may not amend or repeal that bylaw. Unless these Articles of Incorporation or a bylaw adopted by the shareholders provides otherwise as to all or some portion of the corporation's Bylaws, the corporation's shareholders may amend, repeal, or adopt the corporation's Bylaws even though the Bylaws may also be amended, repealed, or adopted by the Board of Directors.

                                ARTICLE THIRTEEN

Amended and Restated Articles of Incorporation
Online Processing, Inc.
                                   Page 2 of 3

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the state of Nevada. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the corporation existing at the time of the repeal or modification.


ARTICLE III
The number of shares of the corporation outstanding at the time of the adoption of the above amended and restated Articles of Incorporation was 3,200,000 and the number of shares entitled to vote thereon was 3,200,000.

The representative of the holder of all of the shares of the stock of the corporation that are issued and outstanding and entitled to vote on the adoption of the amended and restated Articles of Incorporation has signed a consent in writing pursuant to the General Corporation Law of the State of Nevada adopting such amended and restated Articles of Incorporation.

         IN WITNESS WHEREOF, I have hereunto set my hand, this 29th day of August, 2001.


                                                       -------------------------
                                                       Jeanne Zachary, President


Amended and Restated Articles of Incorporation
Online Processing, Inc.
                                   Page 3 of 3